Exhibit 99.1

Electric City Corp. Reports Third Quarter 2004 Results
A Quarter Focused on Expanding Chicago VNPP to 100 Megawatts and Closing Next VNPP Contract

ELK GROVE VILLAGE, IL, November 15, 2004 / PR Newswire/ — Electric City Corporation (AMEX: ELC), a leading developer, manufacturer and integrator of energy savings technologies, negative power systems and building automation systems, today announced its results for the three-month and nine-month periods ended September 30, 2004. The Company reported results for the third quarter in which management focused on increasing the size of its Chicago VNPP project to 100 megawatts and adding a new project in St. Lake City, Utah. The Company reported a net loss of $1,297,439 on sales of $571,780 for the third quarter of 2004, as compared to a net loss of $1,075,954 on sales of $857,021 for the third quarter of 2003. The loss available to common shareholders for the third quarter of 2004 was $1,743,073 or $0.04 per share, versus a loss of $2,455,843, or $0.07 per share for the same period in 2003. Results for the most recent quarter do not include revenue related to equipment shipped under the Company’s Virtual Negawatt Power Plan contract with ComEd or other systems under development.

For the nine month period ended September 30, 2004 the Company reported a net loss of $3,800,316 on sales of $1,943,559, as compared to a net loss of $4,087,369 on sales of $3,676,495. The net loss available to shareholders was $8,032,855, or $0.20 per share for the nine month period ended September 30, 2004, versus a loss of $7,300,502 or $0.22 per share for the same period in the prior year. The net loss available to shareholders for the current nine-month period included non-cash deemed dividends of $2.9 million, or $0.07 per share, while the loss available for shareholders for the nine months ended September 30, 2003 included a loss from discontinued operations of $1,066,651, or $0.03 per share and non-cash deemed dividends of $1.3 million or $0.04 per share. Results for the nine-month period do not include revenue from shipments under the Company’s Virtual Negawatt Power Plan contract with ComEd or other systems under development.

“Our reported financial results for the quarter were once again impacted by the shift in our internal sales resources from commercial sales to our utility initiatives. We continue to ship and install units under the ComEd VNPP program, but no equipment sales revenue has been recognized related to these shipments,” stated Jeff Mistarz, Electric City’s CFO. “Whether we will be able to recognize revenue related to the equipment as equipment sales revenue or service revenue will be determined by the final form of the amendment with ComEd to increase the size of the program to 100 megawatts and change the pricing structure from a capacity contract to an energy resource contract, as well as the terms of the agreement to transfer the amended contract and equipment to an investor group. The final form of accounting treatment will not affect expected cash flow derived from the system which will result from the sale of the contract and equipment to the third party investor group.”

“As expected, our initial success with ComEd has led to opportunities with other utilities, added John Mitola, Electric City’s CEO. “In addition to the Xcel program announced earlier this year, we are very close to finalizing a contract to provide curtailment capacity to a utility in the Western United States. With the amendment to the ComEd agreement that will increase the targeted size of the program to 100 megawatts, we hope to soon be working on three separate VNPP programs with potential capacity requiring a minimum of 4,000 EnergySaver™ units. It is these recent successes, along with ongoing discussions and negotiations with other utilities, in combination with the huge potential that this market represents that causes us to remain confident that the VNPP business will be a key contributor to the future of Electric City.”

A full analysis of the three month and nine month results are available in the Company’s 10-Q, which is available on the Company’s website at www.elccorp.com or on Edgar.

About Electric City Corp.

Electric City is a leading developer, manufacturer and integrator of energy savings technologies and building automation systems. The Company currently markets the EnergySaver™ and the GlobalCommander® energy conservation technologies, as well as its independent development of scalable, negative power systems under the trade name, Virtual “Negawatt” Power Plan “VNPP”®. Electric City is based in Elk Grove Village, Illinois and is traded on The American Stock Exchange under the symbol ELC. Additional information is available at the Company’s website at www.elccorp.com or by calling 847-437-1666.

Electric City Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com

FORWARD LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Electric City’s current expectations about its future results, performance, prospects and opportunities. Electric City has tried to identify these forward-looking statements by using words and phrases such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Electric City and are subject to a number of risks, uncertainties and other factors that could cause Electric City’s actual results, performance, prospects or opportunities in the remainder of 2004 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks include those related to the Company’s execution of its 50 MW VNPP project with Commonwealth Edison and the programs with Xcel Energy and other projects mentioned above. Other risks include those related to the possible expansion of current VNPP projects and new projects under discussion, including contract documentation, regulatory risks and electric market structures. Other risks are referenced in Electric City’s current Annual Report on form 10-KSB or as may be described from time to time in Electric City’s subsequent SEC filings; and such factors as incorporated by reference.